As filed with the Securities and Exchange Commission on December 14, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Jacksonville Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	59-3472981
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

100 North Laura Street, Suite 1000
Jacksonville, Florida 32202
(904) 421-3040

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Price W. Schwenck
Chief Executive Officer
Jacksonville Bancorp, Inc.
100 North Laura Street, Suite 1000
Jacksonville, Florida 32202
(904) 421-3040

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

COPY TO:

Halcyon E. Skinner
McGuireWoods LLP
50 North Laura Street
Suite 3300
Jacksonville, Florida 32202
(904) 798-2626

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Shares To Be Registered	Amount To Be Registered(1)	Proposed Maximum Aggregate Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value	3,888,889	$7.33	$28,505,557	$2,032.45

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, the number of shares of common stock registered hereby is subject to adjustment to anti-dilution resulting from stock splits, stock dividends or similar transactions.
(2)	The amount is estimated solely for the purpose of determining the registration fee and is based on the average of the high and low sales prices of Jacksonville Bancorp, Inc.’s common stock as reported on the NASDAQ Stock Market on December 10, 2010 in accordance with Rule 457(c) promulgated under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 14, 2010

PROSPECTUS

JACKSONVILLE BANCORP, INC.

3,888,889 SHARES

COMMON STOCK

This prospectus relates to the offer and sale from time to time of an aggregate of 3,888,889 shares of our common stock by the persons identified as “Selling Shareholders” in this prospectus. The Selling Shareholders may offer and sell any of the shares of common stock from time to time through public or private transactions, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices, or otherwise as described under “Plan of Distribution.” We will not receive any proceeds from the sale of any of the shares by the Selling Shareholders. We will pay all registration expenses incurred in connection with this offering, but the Selling Shareholders will pay all of their selling commissions and fees, stock transfer taxes and related expenses.

Our common stock is listed on the NASDAQ Stock Market under the symbol “JAXB.” On December 10, 2010 the last reported sale price of our common stock on the NASDAQ Stock Market was $7.25 per share. Our principal offices are located at 100 North Laura Street, Suite 1000, Jacksonville, Florida 32202 and our telephone number is (904) 421-3040.

Investing in our common stock involves risks. You should carefully read and consider the risks discussed in “Risk Factors” beginning on page 2 of this prospectus before you decide to invest.

These securities are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2010

Jacksonville Bancorp, Inc.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information in this document may only be accurate on the date of this document. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of our common stock.

Unless the context otherwise requires, the term “Bancorp” refers to Jacksonville Bancorp, Inc., and the terms “we,” “us” and “our” refer to Jacksonville Bancorp, Inc., together with its subsidiary, The Jacksonville Bank (the “Bank”) and the Bank’s subsidiaries. To understand this offering fully, you should read this entire document carefully, as well as the documents identified in the section titled “Additional Information.”

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions that are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors, which are in many instances beyond our control and could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law.

In addition to the risks discussed in this prospectus under “Risk Factors” below, the following are important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	unexpected consequences resulting from the Merger;
•	our ability to integrate the business and operations of companies and banks that we may acquire in the future;
•	the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations;
•	the accuracy of our financial statement estimates and assumptions;
•	the effects of harsh weather conditions, including hurricanes;
•	inflation, interest rate, market and monetary fluctuations;
•	the frequency and magnitude of foreclosure of our loans;
•	effect of changes in the stock market and other capital markets;
•	legislative or regulatory changes and our ability to comply with the extensive laws and regulations to which we are subject;
•	the willingness of customers to accept third party products and services rather than our products and services and vice versa;
•	changes in the securities and real estate markets;
•	increased competition and its effect on pricing;
•	technological changes;
•	changes in monetary and fiscal policies of the U.S. Government;
•	the effects of security breaches and computer viruses that may affect our computer systems;
•	changes in consumer spending and saving habits;
•	growth and profitability of our noninterest income;
•	changes in accounting principles, policies, practices or guidelines; and
•	our ability to manage the risks involved in the foregoing.

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Further information on other factors that could affect us is included in the Securities and Exchange Commission (the “SEC”) filings incorporated by reference in this prospectus described below under the heading “Information Incorporated by Reference,” all of which are accessible on the SEC’s website at www.sec.gov. See also “Risk Factors” contained in this prospectus.

Forward-looking statements should not be viewed as predictions and should not be the primary basis upon which investors evaluate us. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus and in the information incorporated by reference herein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

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SUMMARY

About Jacksonville Bancorp, Inc.

Jacksonville Bancorp, Inc. (“Bancorp”) is a bank holding company headquartered in Jacksonville, Florida and was incorporated in the State of Florida on October 24, 1997 for the purpose of organizing The Jacksonville Bank (the “Bank”). Bancorp’s only business is the ownership and operation of the Bank. The Bank is a Florida state-chartered commercial bank, and its deposits are insured by the FDIC. The Bank opened for business on May 28, 1999. We provide a variety of competitive commercial and retail community banking services to businesses and individuals in the Jacksonville area including consumer lending, commercial lending, deposit services, cash management services and residential lending. As a result of the Bank Merger (described below) and after the scheduled closure of one of the former Oceanside Bank branches in March 2011 due to its close proximity to an existing branch, the Bank will have eight full-service banking offices.

Recent Developments

The common stock offered by the Selling Shareholders was sold to the Selling Shareholders by Bancorp (the “Stock Purchase”) pursuant to that certain Stock Purchase Agreement dated as of May 10, 2010, as amended on September 20, 2010 and as further amended on October 12, 2010, by and among the Selling Shareholders and Bancorp (the “Stock Purchase Agreement”). The Stock Purchase was completed in connection with, and for the purpose of enabling, the merger of Atlantic BancGroup, Inc. (“ABI”), the bank holding company for Oceanside Bank, with and into Bancorp (the “Merger”). The amount of cash raised in the Stock Purchase was directly tied to the amount of additional capital Bancorp needed in order to obtain regulatory approval to consummate the Merger. The Merger and the Stock Purchase both closed on November 16, 2010. Immediately after the Merger, Oceanside Bank merged with and into The Jacksonville Bank (the “Bank Merger”).

The Offering

Common stock that may be offered by selling shareholders:
3,888,889 shares of our common stock. See “Selling Shareholders” on page 9.
Use of proceeds:
We will not receive any proceeds from the sale by the Selling Shareholders of our common stock. The Selling Shareholders will receive all of the net proceeds from the sale of the shares. See “Use of Proceeds” on page 8.
Market for the common stock:
Our common stock is listed on the NASDAQ Stock Market under the symbol “JAXB.”
Risk factors:
You should carefully read and consider the risks discussed in “Risk Factors” beginning on page 2 of this prospectus before you decide to invest.

Our principal executive offices are located at 100 North Laura Street, Suite 1000, Jacksonville, Florida 32202 and our telephone number is (904) 421-3040. We maintain a website at http://www.jaxbank.com. The information contained on our website is not deemed a part of this prospectus.

RISK FACTORS

In addition to other information contained or incorporated in this prospectus, before purchasing shares of our common stock, you should carefully consider the following risk factors in the evaluation of your investment decision. Investing in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we consider immaterial may also affect our business, financial condition or results of operations. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

We may have difficulties integrating ABI’s operations into our operations or may fail to realize the anticipated benefits of the Merger.

The Merger with ABI involves the integration of two companies that had previously operated independently of each other. Successful integration of ABI’s operations will depend primarily on our ability to consolidate ABI’s operations, systems and procedures into ours and to eliminate redundancies and costs. We may not be able to integrate the operations without encountering difficulties including, without limitation:

•	the loss of key employees and customers;
•	possible inconsistencies in standards, control procedures and policies; and
•	unexpected problems with costs, operations, personnel, technology or credit.

We have incurred significant costs, and expect to incur additional costs, in connection with integrating the operations of the two companies. We are continuing to assess the impact of these costs. Although we believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and Merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The loss of key personnel may adversely affect our operating results.

Our success is, and is expected to remain, highly dependent on our senior management team. We rely heavily on our senior management because, as a community bank, it is our management’s extensive knowledge of, and relationships in, the community that generate business for us. Successful execution of our growth strategy will continue to place significant demands on our management and the loss of any such person’s services may adversely affect our growth and profitability. We are primarily dependent upon the services of Price W. Schwenck, Chief Executive Officer; Gilbert J. Pomar, III, President; Valerie A. Kendall, Executive Vice President and Chief Financial Officer; and Scott M. Hall, Executive Vice President and Chief Credit Officer. If the services of these individuals were to become unavailable for any reason, or if we were unable to hire highly qualified and experienced personnel to replace them, our operating results could be adversely affected.

We are integrating ABI’s business into our own. The integration process and our ability to successfully conduct ABI’s business going forward will require the experience and expertise of key employees of Oceanside Bank. Therefore, the ability to successfully integrate ABI’s operations with ours, as well as the future success of the combined company’s operations, will depend, in part, on our ability to retain key employees of Oceanside Bank. We may not be able to retain key employees for the time period necessary to complete the integration process or beyond. Although we do not have any reason to believe any of these employees will cease to be employed by us, the loss of such employees could adversely affect our ability to successfully conduct our business in the markets in which ABI operated, which could have an adverse effect on our financial results and the value of our common stock.

The Bank is subject to a memorandum of understanding (“MOU”) with certain of its regulators and failure to comply with the MOU could have a material adverse effect on our business and financial condition.

In August 2008, the Bank’s board of directors entered into the MOU with the Federal Deposit Insurance Corporation (the “FDIC”) and the Florida Office of Financial Regulation (the “OFR”), which required the Bank to, among other things:

•	develop, submit and implement a written management plan, and notify the FDIC and the OFR if the Bank proposes to add an individual to the Bank’s board of directors or employ an individual as a senior executive officer;
•	maintain a Tier 1 leverage capital ratio of not less than 8 percent and increase and maintain a total risk based capital ratio of not less than 10 percent, which shall be calculated at the end of each calendar quarter;
•	establish and maintain an adequate Allowance for Loan and Lease Losses (ALLL) and such reserve must be established by charges to current operating earnings; and implement a comprehensive policy and methodology in conformance with GAAP and regulatory guidelines for determining the adequacy of ALLL;
•	develop specific plans and proposals to reduce and improve loan relationships which are subject to adverse classification or special mention in the amount of $1 million or more; not extend credit to any borrower who is obligated to the Bank on any extension of credit that has been charged off by the Bank or classified “loss” or “doubtful” in any report of examination so long as such credit remains uncollected; and amend our written loan policy to include comments and recommendations in the FDIC’s February 2008 report of examination of the Bank (the “Report”);
•	establish an effective system to obtain the loan documentation necessary to properly underwrite and monitor the credit and take all necessary steps to correct and/or eliminate all technical exceptions listed in the Report; and implement a risk management program for commercial real estate loan concentrations consistent with regulatory guidance and recommendations in the Report; and
•	review liquidity objectives and develop a plan to maintain liquidity commensurate with the Bank’s current risk profile, which plan should address balance sheet liquidity and other sources of available liquidity.

While we believe that the Bank is currently in compliance with the terms of the MOU, if the Bank fails to comply with the terms of the MOU, or if the FDIC or the OFR believes that further regulatory action against the Bank is necessary, the Bank may be subject to further requirements to take corrective action, face further regulation and/or enforcement actions and be subject to additional constraints on its business operations, any of which could have a material adverse effect on our results of operations, financial condition and business, and stock price.

Our capital may not be adequate to continue to support the current rate of growth.

Future capital requirements depend on many factors, including the ability to successfully attract new customers and provide additional services, the timing of opening new branch locations, the decision to acquire or merge with other banks or bank holding companies, changes in regulatory requirements for capital and the Bank’s profitability levels. If adequate capital is not available, we will be subject to an increased level of regulatory supervision, we may not be able to expand our operations, and our business operating results and financial condition could be adversely affected.

We may require additional capital in the future, which may not be available when needed, and if available, could result in dilution of our shareholders’ ownership interests.

Any capital that is likely to be generated by our operations over the next several years is expected to be needed to continue expanding our operations. Additionally, our board of directors may determine from time to time that, in order to support our strategic objectives, there is a need to obtain additional capital through the issuance of additional shares of our common stock or other securities. These issuances would dilute the ownership interest of our then-current shareholders, may dilute the per share book value of our common stock and would only require shareholder approval under certain circumstances. The terms of security issuances by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect.

There is no assurance that we will be able to raise additional capital when needed on terms favorable to us or at all. Our ability to raise additional capital will depend on our financial performance at that time and on conditions in the capital markets that are outside our control. If we cannot raise additional capital when needed, our ability to expand our operations through internal growth or to continue operations could be impaired. Also, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Our concentration in loans secured by real estate may increase our credit losses, which would negatively affect our financial results.

Due to the nature of our market, a significant portion of our portfolio has historically been secured with real estate. As of September 30, 2010, approximately 60.2% of our $379.4 million loan portfolio was secured by commercial real estate.

The current downturn in the real estate market, the deterioration in the value of collateral, and the local and national economic recessions have adversely affected our clients’ ability to repay their loans. If these conditions persist, or worsen, our clients’ ability to repay their loans will be further eroded. In the event we are required to foreclose on a property securing one of our mortgage loans or otherwise pursue our remedies in order to protect our investment, we may be unable to recover funds in an amount equal to our projected return on the investment or in an amount sufficient to prevent a loss to us due to prevailing economic conditions, real estate values and other factors associated with the ownership of real property. As a result, the market value of the real estate or other collateral underlying our loans may not, at any given time, be sufficient to satisfy the outstanding principal amount of the loans, and consequently, we would sustain loan losses, which would negatively affect our financial results.

Current levels of market volatility have been significant, and negative conditions and new developments in the financial services industry and the credit markets have and may continue to adversely affect our operations, financial performance and stock price.

The capital and credit markets have been experiencing volatility and disruption for more than a year. The markets have placed downward pressure on stock prices and the availability of capital, credit and liquidity has been adversely affected for many issuers, in some cases, without regard to those issuers’ underlying financial condition or performance. If current levels of market disruption and volatility continue or worsen, we may experience adverse effects, which may be material, on our ability to maintain or access capital and credit, and on our business, financial condition (including liquidity) and results of operations.

Uncertainty about the economy and its direction with the expectation for little or no economic growth as well as high unemployment during the next 12 – 18 months has adversely affected the financial markets. Loan portfolio performances have deteriorated at many financial institutions, including ours, resulting from, among other factors, a weak economy and a decline in the value of the collateral supporting loans. The competition for deposits has increased significantly due to liquidity concerns. Stock prices of bank holding companies, like us, have been negatively affected by the recent and current conditions in the financial markets, as has our ability, if needed, to raise capital, compared to prior years.

Recent legislation and government actions in response to market and economic conditions may significantly affect our operations, financial condition and earnings.

In response to the financial crisis affecting the banking system and financial markets, the United States Congress enacted the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009. Under these and other laws and government actions:

•	the U.S. Department of the Treasury, or “Treasury,” has provided capital to financial institutions and adopted programs to facilitate and finance the purchase of problem assets and finance asset-backed securities via the Troubled Assets Relief Program, or “TARP”;
•	the FDIC provided temporary liquidity guarantee, or “TLG”, of all FDIC-insured institutions and their affiliates’ debt, as well as deposits in noninterest-bearing transaction deposit accounts; and
•	the federal government has undertaken various forms of economic stimulus, including assistance to homeowners in restructuring mortgage payments on qualifying loans.

On July 21, 2010, President Obama signed into law The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act restructures the regulation of depository institutions and contains various provisions designed to enhance the regulation of depository institutions and prevent the recurrence of a financial crisis such as that which occurred in 2008 – 2009. Included is the creation of a new federal agency to administer and enforce consumer and fair lending laws, a function that is now performed by the depository institution regulators. The federal preemption of state laws currently accorded federally chartered depository institutions will be reduced as well. The full impact of the Dodd-Frank Act on our business and operations will not be known for years, until regulations implementing the act are written and adopted. The Dodd-Frank Act may have a material impact on our operations, particularly through increased compliance costs resulting from possible future consumer and fair lending regulations. The Dodd-Frank Act also permanently increased the limits on federal deposit insurance to $250,000.

TARP and the TLG are winding down, and the effects of this wind-down cannot be predicted. In addition, the federal government is considering various proposals for a comprehensive overhauling reform of the financial services industry and markets and coordinating reforms with other countries. There can be no assurance that these various initiatives or any other future legislative or regulatory initiatives will be successful at improving economic conditions globally, nationally or in our markets, or that the measures adopted will not adversely affect our operations, financial condition, and earnings.

The costs of regulatory assessments and the TLG guarantees have increased and are expected to continue to adversely affect our results of operations.

Regulatory assessments increased substantially, from $417,000 in 2008 to $1.0 million in 2009, which includes a special assessment. We expect to pay higher FDIC premiums in the future. Bank failures have significantly depleted the FDIC’s Deposit Insurance Fund and reduced its ratio of reserves to insured deposits. The FDIC has adopted a revised risk-based deposit insurance assessment schedule which raised deposit insurance premiums, and the FDIC has also implemented a special assessment on all depository institutions. Additional special assessments may be imposed by the FDIC for future periods. We participate in the FDIC’s Temporary Liquidity Guarantee Program, or TLG, for noninterest-bearing transaction deposit accounts guarantee program and debt guarantee program. Banks that participate in the TLG’s noninterest-bearing transaction account guarantee pay the FDIC a fee for such guarantee. These actions have significantly increased our noninterest expense in 2009 and are expected to increase our costs for the foreseeable future, which will continue to adversely affect our results of operations.

An inadequate allowance for loan losses would reduce our earnings.

Our success depends to a significant extent upon the quality of our assets, particularly loans. In originating loans, there is a substantial likelihood that credit losses will be experienced. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Management maintains an allowance for loan losses based on, among other things, anticipated experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the loan portfolio and provides an allowance for probable loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable.

As of September 30, 2010, our allowance for loan losses was approximately $8.9 million, which represented 2.35% of our total amount of loans. We had approximately $15.8 million in nonperforming loans as of September 30, 2010. We manage any nonperforming loans in an effort to minimize credit losses and monitor our asset quality to maintain an adequate loan loss allowance. The allowance may not prove sufficient to cover future loan losses. Further, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to our nonperforming or performing loans. Accordingly, the allowance for loan losses may not be adequate to cover loan losses or significant increases to the allowance may be required in the future if economic conditions should worsen. Material additions to our allowance for loan losses would result in a decrease of our net income and our capital, among other adverse consequences.

Nonperforming assets take significant time to resolve and adversely affect our results of operations and financial condition.

At September 30, 2010, our nonperforming loans were $15.8 million, or 4.2% of our gross loan portfolio, and our nonperforming assets (which include nonperforming loans) were $22.1 million, or 5.2% of total assets. In addition, we had approximately $4.8 million in accruing loans that were 30 to 89 days delinquent at September 30, 2010.

Until economic and market conditions improve, we may continue to incur additional losses relating to an increase in nonperforming loans. We do not record interest income on non-accrual loans or other real estate owned, thereby adversely affecting our income, and increasing our loan administration costs. We incur the costs of funding problem assets and other real estate owned, however. When we take collateral in foreclosures and similar proceedings, we are required to mark the collateral to our then fair value less expected selling costs, which, when compared to the principal amount of the loan, may result in a loss. In addition, given the increased levels of mortgage foreclosures in our market areas, the foreclosure process is now taking longer than it has in the recent past; this has served to increase the cost of foreclosures and the time needed to take title to the underlying property. Once we take possession to foreclosed real estate, the costs of maintenance, taxes, security and potential environmental liability can be significant and serve to decrease the amount of recovery we may realize upon a sale of the property. As described above, our nonperforming assets can adversely affect our net income in a variety of ways, which negatively affects our results of operations and financial condition.

Unexpected losses in future reporting periods may require us to adjust the valuation allowance against our deferred tax assets.

We evaluate the deferred tax assets for recoverability based on all available evidence. This process involves significant management judgment about assumptions that are subject to change from period to period based on changes in tax laws or variances between the future projected operating performance and the actual results. We are required to establish a valuation allowance for deferred tax assets if we determine, based on available evidence at the time the determination is made, that it is more likely than not that some portion or all of the deferred tax assets will not be realized. In determining the more-likely-than-not criterion, we evaluate all positive and negative evidence as of the end of each reporting period. Future adjustments, either increases or decreases, to the deferred tax asset valuation allowance will be determined based upon changes in the expected realization of the net deferred tax assets. The realization of the deferred tax assets ultimately depends on the existence of sufficient taxable income in either the carry-back or carry-forward periods under the tax law. Due to significant estimates utilized in establishing the valuation allowance and the potential for changes in facts and circumstances, it is reasonably possible that we will be required to record adjustments to the valuation allowance in future reporting periods. Such a change could have a material adverse effect on our results of operations, financial condition and capital position.

We are dependent on the operating performance of the Bank to provide us with operating funds in the form of cash dividends, and the Bank is subject to regulatory limitations regarding the payment of dividends.

We are a bank holding company and are dependent upon dividends from the Bank for funds to pay expenses and, if declared, cash dividends to shareholders. A Florida state-chartered commercial bank may not pay cash dividends that would cause the bank’s capital to fall below the minimum amount required by federal or state law. Accordingly, commercial banks may only pay dividends out of the total of current net profits plus retained net profits of the preceding two years to the extent it deems expedient, except no bank may pay a dividend at any time that the total of net income for the current year when combined with retained net income from the preceding two years produces a loss. The future ability of the Bank to pay dividends to us will also depend in part on the FDIC capital requirements in effect at such time and our ability to comply with such requirements. Therefore, the Bank may not be able to provide us with adequate funds to conduct our ongoing operations, which would adversely affect our results of operations and financial condition.

Our lending limit restricts our ability to compete with larger financial institutions.

Our per customer lending limit is approximately $9.6 million, subject to further reduction based on regulatory criteria relevant to any particular loan. Accordingly, the size of loans which the Bank can offer to potential customers is less than the size that many of its competitors with larger lending limits are able to offer. This limit has affected and will continue to affect the Bank’s ability to seek relationships with larger businesses in the market. The Bank accommodates loans in excess of its lending limit through the sale of portions of such loans to other banks. However, the Bank may not be successful in attracting or maintaining customers seeking larger loans or in selling portions of such larger loans on terms that are favorable to the Bank. Many of our competitors have been in business for many years, have established customers, are larger, have substantially higher lending limits than we have, and are able to offer certain services that the Bank does not provide, such as certain loan products and international banking services. If the Bank is unable to attract and retain customers with attractive loan product offerings and other products and services, our business, results of operations and future growth results will be adversely affected.

Risks Related to an Investment in Our Common Stock

Sales of substantial amounts of our common stock in the open market by former ABI shareholders or the Selling Shareholders could depress our stock price.

Other than shares held by persons who are affiliates of Bancorp after the Merger, shares of our common stock that were issued to former ABI shareholders in the Merger are freely tradable without restrictions or further registration under the Securities Act. We issued 249,483 shares of our common stock in the Merger. Once registered pursuant to the registration statement of which this prospectus forms a part, an aggregate of 3,888,889 shares of our common stock will be freely tradable by the Selling Shareholders. If the former ABI shareholders and/or the Selling Shareholders sell substantial amounts of our common stock in the public market, the market price of our common stock may decrease. These sales might also make it more difficult for us to sell equity or equity-related securities at a time and price that we otherwise would deem appropriate.

Our common stock is thinly traded and, therefore, shareholders and investors may have difficulty selling shares.

Our common stock is thinly traded, which can be more volatile than stock trading in an active public market. We cannot predict the extent to which an active public market for our common stock will develop or be sustained. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, and our shareholders may not be able to sell their shares at the volumes, prices, or times that they desire, or at all.

We do not anticipate paying dividends for the foreseeable future.

We do not anticipate that dividends will be paid on our common stock for the foreseeable future. It is the policy of our board of directors to reinvest earnings for such period of time as is necessary to ensure our successful operations. There are no current plans to initiate payment of cash dividends, and future dividend policy will depend on our earnings, capital and regulatory requirements, financial conditions and other factors considered relevant by our board of directors. We are largely dependent upon dividends paid by the Bank to provide funds to pay cash dividends if and when our board of directors may declare such dividends. No assurance can be given that future earnings will be sufficient to satisfy regulatory requirements and permit the legal payment of dividends to shareholders at any time in the future. Even if we could legally declare dividends, the amount and timing of such dividends would be at the discretion of our board of directors.

The market price of our common stock may be volatile.

The market price of our common stock is subject to fluctuations as a result of a variety of factors, some of which may be beyond our control. Factors affecting the volatility of the trading price of our common stock include:

•	quarterly variations in our operating results or those of other banking institutions;
•	changes in national and regional economic conditions, financial markets or the banking industry;
•	announcements of new products or services by us or our competitors; and
•	other developments affecting us or other financial institutions.

The trading volume of our common stock is limited, which may increase the volatility of the market price for our stock. In addition, the stock market has experienced significant price and volume fluctuations in recent years. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons not necessarily related to the operating performance of these companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. For example, the trading price of our common stock could decline in reaction to events that negatively affect other companies in our industry even if these events do not directly affect us at all. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be a target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Your shares of common stock will not be an insured deposit.

Shares of our common stock are not a bank deposit and are not insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, and you must be capable of affording the loss of your entire investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the Selling Shareholders of our common stock. The Selling Shareholders will receive all of the net proceeds from the sale of the shares. We have agreed to bear the expenses in connection with the registration of the common stock being offered hereunder by the Selling Shareholders.

SELLING SHAREHOLDERS

The 3,888,889 shares of our common stock registered for public resale pursuant to this prospectus and listed under the column “Number of Shares Being Offered” below are shares issued pursuant to the Stock Purchase Agreement. We entered into the Stock Purchase Agreement in connection with the proposed merger of ABI with and into Bancorp. Under the Stock Purchase Agreement, the Selling Shareholders purchased an aggregate of 3,888,889 shares of our common stock at a cash purchase price of $9.00 per share, for total gross proceeds to us of $35 million. At the same time we entered into the Stock Purchase Agreement, we also entered into a registration rights agreement with the Selling Shareholders (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we are required to use our reasonable best efforts to file a registration statement covering the resale of the shares of our common stock issued in the Stock Purchase by the earlier of (i) 30 days following the closing of the Stock Purchase, and (ii) two business days following our filing of audited or pro forma financial statements with the SEC to reflect the Merger, if required. The Stock Purchase closed on November 16, 2010.

We will bear all registration expenses specified in the Registration Rights Agreement as well as all other expenses incurred by us in connection with the performance of our obligations under the Registration Rights Agreement. The Selling Shareholders will bear any underwriting discounts, selling commissions, or fees and disbursements of their counsel (other than one counsel approved for all the Selling Shareholders in the registration). Under the Registration Rights Agreement, we have agreed to indemnify the Selling Shareholders and their officers and directors and each person controlling a Selling Shareholder, which we refer to as the indemnified parties, against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or any state securities law, and will reimburse each of the indemnified parties for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action.

We are registering the 3,888,889 shares of our common stock in order to permit the Selling Shareholders to offer the shares for resale from time to time. Because each Selling Shareholder may offer all or a portion of the shares of common stock offered by this prospectus at any time and from time to time after the date hereof, no estimate can be made of the number of shares of common stock that each Selling Shareholder may retain upon completion of this offering. The shares of our common stock being offered by this prospectus may be offered directly by the Selling Shareholders named below or by pledges, donees, transferees or other successors in interest thereto, as discussed under “Plan of Distribution” below.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of shares of our common stock by each of the Selling Shareholders. The second column lists the number of shares of our common stock beneficially owned by each Selling Shareholder, based on its ownership of the shares as of December 13, 2010. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Shareholders. The fourth column lists the number of shares of our common stock that will be owned by each Selling Shareholder after the offering of shares pursuant to this prospectus, assuming that all of the shares offered by the Selling Shareholders pursuant to this prospectus are sold.

Under the rules of the SEC, beneficial ownership includes shares over which the named shareholder exercises voting and/or investment power. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The information with respect to beneficial ownership of shares of our common stock held by each Selling Shareholder is based upon information supplied or confirmed to us by such Selling Shareholder. The Selling Shareholders are not broker-dealers, nor are any of the Selling Shareholders affiliated with a broker-dealer, except as otherwise indicated in the footnotes below. Each Selling Shareholder represented at the time of purchase that the shares were acquired for investment with no then-present intention to distribute any of the shares to any person. Each Selling Shareholder also represented in connection with the preparation of the registration statement of which this prospectus forms a part, that it was not aware of any arrangements relating to the distribution of the shares pursuant to any registration statement.

Beneficial ownership is calculated in accordance with Rule 13d-3 of the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose. The presentation is based on 5,888,809 shares of our common stock outstanding as of December 13, 2010:

	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
Name of Selling Shareholders(1)	Number	Percentage		Number	Percentage
Burnham Financial Industries Fund(2), (13)	173,106	2.94%	173,106	0	0
Burnham Financial Services Fund(3), (13)	57,701	0.98%	57,701	0	0
CapGen Capital Group IV LP(4)	2,684,144	45.58%	2,684,144	0	0
Ithan Creek Investors II USB, LLC(5), (13)	53,025	0.90%	53,025	0	0
Ithan Creek Investors USB, LLC(6), (13)	529,879	9.00%	529,879	0	0
Malta Hedge Fund II, L.P. (Sandler O’Neill Asset Management, LLC)(7)	100,325	1.70%	100,325	0	0
Malta Hedge Fund, L.P. (Sandler O’Neill Asset Management, LLC)(8)	17,607	0.30%	17,607	0	0
Malta Offshore, Ltd. (Sandler O’Neill Asset Management, LLC)(9)	44,318	0.75%	44,318	0	0
Malta Partners, L.P. (Sandler O’Neill Asset Management, LLC)(10)	4,416	0.07%	4,416	0	0
Moors and Mendon Master Fund LP(11), (13)	57,701	0.98%	57,701	0	0
SOAM Capital Partners, L.P. (Sandler O’Neill Asset Management, LLC)(12)	166,667	2.83%	166,667	0	0

(1)	Includes all affiliates, limited partners, donees and pledgees, transferees and other successors in interest selling shares that are received from a named Selling Shareholder.
(2)	Burnham Financial Industries Fund is sub-advised by Mendon Capital Advisors Corp., with whom it shares voting and investment power with respect to the shares listed in the table above. Michael E. Barna, Executive Vice President and Chief Financial Officer of Burnham Financial Industries Fund, has the power to vote and dispose of the shares listed in the table above.
(3)	Burnham Financial Services Fund is sub-advised by Mendon Capital Advisors Corp., with whom it shares voting and investment power with respect to the shares listed in the table above. Michael E. Barna, Executive Vice President and Chief Financial Officer of Burnham Financial Services Fund, has the power to vote and dispose of the shares listed in the table above.
(4)	Eugene A. Ludwig is the managing member of CapGen Capital Group IV LLC, the general partner of CapGen Capital Group IV LP, and, together with the Investment Committee of CapGen Capital Group IV LLC, has the power to vote and dispose of the shares listed in the table above.
(5)	Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts. Ithan Creek Investors II USB, LLC shares with Wellington voting and investment power over the shares listed in the table above.
(6)	Wellington, in its capacity as an investment adviser, may be deemed to share beneficial ownership over the shares held by its client accounts. Ithan Creek Investors USB, LLC shares with Wellington voting and investment power over the shares listed in the table above.
(7)	Malta Hedge Fund II, L.P. shares with Terry Maltese voting and investment power over the shares listed in the table above. Mr. Maltese is the Managing Member of SOAM Holdings, LLC, an affiliate of Sandler O’Neill Asset Management, LLC and the General Partner of Malta Hedge Fund II, L.P. As Managing Member, Mr. Maltese has the power to vote and dispose of the shares listed in the table above. Mr. Maltese disclaims beneficial ownership over the shares held by Malta Hedge Fund II, L.P. except to the extent of his pecuniary interest therein.
(8)	Malta Hedge Fund, L.P. shares with Terry Maltese voting and investment power over the shares listed in the table above. Mr. Maltese is the Managing Member of SOAM Holdings, LLC, an affiliate of Sandler O’Neill Asset Management, LLC and the General Partner of Malta Hedge Fund, L.P. As

Managing Member, Mr. Maltese has the power to vote and dispose of the shares listed in the table above. Mr. Maltese disclaims beneficial ownership over the shares held by Malta Hedge Fund, L.P. except to the extent of his pecuniary interest therein.
(9)	Malta Offshore, Ltd. shares with Terry Maltese voting and investment power over the shares listed in the table above. Mr. Maltese is the Managing Member of Sandler O’Neill Asset Management, LLC, the investment manager for Malta Offshore, Ltd. and as such has the power to vote and dispose of the shares listed in the table above. Mr. Maltese disclaims beneficial ownership over the shares held by Malta Offshore, Ltd. except to the extent of his pecuniary interest therein.
(10)	Malta Partners, L.P. shares with Terry Maltese voting and investment power over the shares listed in the table above. Mr. Maltese is the Managing Member of SOAM Holdings, LLC, an affiliate of Sandler O’Neill Asset Management, LLC and the General Partner of Malta Partners, L.P. As Managing Member, Mr. Maltese has the power to vote and dispose of the shares listed in the table above. Mr. Maltese disclaims beneficial ownership over the shares held by Malta Partners, L.P. except to the extent of his pecuniary interest therein.
(11)	Anton V. Schutz is the President of Mendon Capital Advisors Corp., the manager of Moors and Mendon Master Fund LP, and has the power to vote and dispose of the shares listed in the table above.
(12)	SOAM Capital Partners, L.P. shares with Terry Maltese voting and investment power over the shares listed in the table above. Mr. Maltese is the Managing Member of SOAM Venture Holdings, LLC, an affiliate of Sandler O’Neill Asset Management, LLC and the General Partner of SOAM Capital Partners, L.P. As Managing Member, Mr. Maltese has the power to vote and dispose of the shares listed in the table above. Mr. Maltese disclaims beneficial ownership over the shares held by SOAM Capital Partners, L.P. except to the extent of his pecuniary interest therein.
(13)	Each of Burnham Financial Industries Fund, Burnham Financial Services Fund, Ithan Creek Investors II USB, LLC, Ithan Creek Investors USB, LLC and Moors and Mendon Master Fund LP may be deemed an affiliate of a broker-dealer.

Prior to entry into the Stock Purchase Agreement, there was no material relationship between any of the Selling Shareholders on the one hand, and Bancorp on the other hand; however, CapGen Capital Group IV LP (“CapGen”) principal, John W. Rose, has served on our board of directors since 1999. Prior to the Stock Purchase, Mr. Rose owned approximately 5.63% of our outstanding shares. As a result of the Stock Purchase, CapGen owns approximately 2.7 million shares of our outstanding common stock, or approximately 45.6%. Mr. Rose and John Sullivan, another director on our board who is a principal of CapGen, may be deemed to beneficially own the shares of our common stock owned by CapGen. Stock ownership information for the other Selling Shareholders in the Stock Purchase is set forth in the table above.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock previously issued to the Selling Shareholders in the Stock Purchase to permit the resale of these shares of common stock from time to time by the persons or entities listed under the “Selling Shareholder” section of this prospectus. As used in this section of the prospectus, the term “Selling Shareholders” includes the Selling Shareholders named in the table above and any of their donees, pledgees, transferees or other successors in interest who receive shares of common stock offered hereby from a Selling Shareholder as a gift, pledge, in-kind distribution by an entity to its members, partners or shareholders, or other non-sale related transfer and who subsequently sell any of such shares after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the shares of our common stock. We will bear all fees and expenses incident to our obligation to register the shares of our common stock.

The Selling Shareholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of our common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions that may involve crosses or block transactions. The Selling Shareholders may use one or more of the following methods when selling shares:

•	on any national securities exchange or market, if any, on which our common stock may be listed at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	in an exchange distribution in accordance with the rules of the applicable exchange;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	in privately negotiated transactions;
•	in settlement of short sales;
•	through broker-dealers, who may agree with the Selling Shareholders to sell a specified number of shares at a stipulated price per share;
•	through a combination of any such methods of sale; and
•	through any other methods permitted pursuant to applicable law.

The Selling Shareholders may also sell their shares of our common stock in accordance with Rule 144 under the Securities Act, if available, rather than pursuant to this prospectus.

If the Selling Shareholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part. The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We are required to pay all fees and expenses incident to the registration of the shares of our common stock. We have agreed to indemnify the Selling Shareholders and their officers and directors and each person controlling a Selling Shareholder, which we refer to as the indemnified parties, against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or any state securities law, and will reimburse each of the indemnified parties for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, in accordance with the Registration Rights Agreement. We may be indemnified by the Selling Shareholders against certain losses, claims, damages and liabilities that may arise from any written information furnished to us by the Selling Shareholders expressly for use in this prospectus, in accordance with the Registration Rights Agreement.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus will be passed upon by McGuireWoods LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with the SEC. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. You should read the information incorporated by reference because it is an important part of this prospectus.

We incorporate by reference the following documents that we have filed or may file with the SEC (but we do not incorporate by reference any documents or portions of documents that we furnish to, or are otherwise not deemed filed with, the SEC):

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 19, 2010, File No. 000-30248.
2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 14, 2010, File No. 000-30248.
3.	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on August 13, 2010, File No. 000-30248.
4.	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed with the SEC on November 8, 2010, File No. 000-30248.
5.	Our Current Report on Form 8-K, filed with the SEC on May 10, 2010, File No. 000-30248 (Items 5.02, 8.01 and 9.01).
6.	Our Current Report on Form 8-K, filed with the SEC on May 14, 2010, File No. 000-30248 (Items 1.01, 3.02, 8.01 and 9.01).
7.	Our Current Report on Form 8-K, filed with the SEC on September 20, 2010, File No. 000-30248 (Items 1.01, 8.01 and 9.01).
8.	Our Current Report on Form 8-K, filed with the SEC on November 1, 2010, File No. 000-30248 (Items 8.01 and 9.01).
9.	Our Current Report on Form 8-K, filed with the SEC on November 17, 2010, File No. 000-30248 (Items 2.01, 3.02, 5.01, 5.02, 5.03, 5.07, 8.01 and 9.01).
10.	Our Current Report on Form 8-K, filed with the SEC on November 24, 2010, File No. 000-30248 (Item 5.02).
11.	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 19, 1999, File No. 000-30248.
12.	All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part until the offering of common stock pursuant to this prospectus is complete.

Any statement contained in any document incorporated by reference shall be deemed to be amended, modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or a later document that is or is considered to be incorporated by reference herein amends, modifies or supersedes such statement. Any statements so amended, modified or superseded shall not be deemed to constitute a part of this prospectus, except as so amended, modified or superseded.

We will deliver without charge to each person to whom this prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus. Requests for any of these documents should be made in writing or orally and should be directed to: Corporate Secretary, Jacksonville Bancorp, Inc., 100 North Laura Street, Suite 1000, Jacksonville, Florida 32202, (904) 421-3040.

ADDITIONAL INFORMATION

This prospectus is part of a registration statement we have filed with the SEC. This prospectus does not contain all of the information contained in the registration statement or the exhibits to the registration statement. For further information about us, please see the complete registration statement.

We are subject to the information requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy statements and other information, including registration statements and all of their exhibits, at the SEC’s public reference room located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement of which this prospectus forms a part and the documents incorporated by reference that are listed above, are also available from the SEC’s website at http://www.sec.gov.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the registration fee of the SEC.

Fee	In US$
SEC registration fee	$2,032.45
Printing fees	$500.00
Legal fees and expenses	$35,000.00
Accounting fees and expenses	$6,000.00
Miscellaneous fees and expenses	$500.00
TOTAL	$44,032.45

The Selling Shareholders (defined below) will not bear any portion of the expenses in connection with the issuance and distribution of the securities being registered.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Florida Business Corporation Act (the “FBCA”) authorizes a company to indemnify its directors and officers in certain instances against certain liabilities that they may incur by virtue of their relationship with the company. A company may indemnify any director, officer, employee or agent against judgments, fines, penalties, amounts paid in settlement, and expenses incurred in any pending, threatened or completed civil, criminal, administrative, or investigative proceeding (except an action by the company) against him in his capacity as a director, officer, employee, or agent of the company, or another company if serving in such capacity at the company’s request if he (i) acted in good faith; (ii) acted in a manner which he reasonably believed to be in, or not opposed to, the best interests of the company; and (iii) with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Furthermore, a company may indemnify any director, officer, agent or employee against expenses incurred in defense or settlement of any proceeding brought by the company against him in his capacity as a director, officer, employee or agent of the company, or another company if serving in such capacity at the company’s request, if he: (i) acted in good faith; (ii) acted in a manner which he reasonably believed to be in, or not opposed to, the best interests of the company; and (iii) is not adjudged to be liable to the company (unless the court finds that he is nevertheless reasonably entitled to indemnity for expenses which the court deems proper). A company must repay the expenses of any director, officer, employee or agent who is successful on the merits of an action against him in his capacity as such.

A Florida company is authorized to make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, except for acts or omissions which constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful); (ii) a transaction in which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which certain liability provisions of the FBCA are applicable (related to payment of dividends or other distributions or repurchases of shares in violation of such Act); or (iv) willful misconduct or a conscious disregard for the best interests of the company in a proceeding by the company, or a company shareholder. A Florida company is also authorized to purchase and maintain liability insurance for those who are or were directors, officers, employees and agents.

Under our Amended and Restated Bylaws (“Bylaws”), we will indemnify any director or any officer elected by our board of directors (and may indemnify any other officer or any employee or agent of ours upon certain authorization procedures) who was or is a party to any proceeding (except an action by the company) by reason of the fact that such person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if such person (i) acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the company’s best interests, and (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that such person reasonably believed to be in, or not opposed to, our best interests, or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Under our Bylaws, we will indemnify any director or any officer elected by our board of directors (and may indemnify any other officer or any employee or agent upon certain authorization procedures) who was or is a party to any proceeding by or in the right of Bancorp to procure a judgment in its favor by reason of the fact such person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of investigating, litigating or otherwise bringing the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless and only to the extent that the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper. We have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability. Expenses incurred by a director of the company or any officer elected by our board of directors in defending a civil or criminal proceeding shall be paid by us in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if such person is not ultimately entitled to be authorized and indemnified by us. Such expenses incurred by other of our officers, employees or agents may, at the discretion of our board of directors, be paid in advance upon such terms or conditions, including receipt of the undertaking to repay as described above, as our board of directors deems appropriate.

The indemnification and advancement of expenses provided by our Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, and we may make any other or further indemnification or advancement of expenses of any of our directors, officers, employees or agents, under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action by such a director, officer, employee or agent in such person’s official capacity and as to action in another capacity while holding such office or position; provided, however, that indemnification shall not be made to or on behalf of, and any advancement of expenses shall be repaid by, any director, officer, employee or agent for expenses, penalties or other payments incurred in an administrative proceeding or action instituted by an appropriate regulatory agency, if the proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to us; and provided further that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that such person’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the unlawful distribution liability provisions of FBCA Section 607.0834 (or any successor provision) are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the company in a proceeding by or in the right of Bancorp to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Federal banking law, which is applicable to Bancorp as a financial holding company and to the Bank as an insured depository institution, limits the ability of Bancorp and the Bank to indemnify their directors and officers. Neither Bancorp nor the Bank may make, or agree to make, indemnification payments to an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action the indemnitee is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of Bancorp’s or the Bank’s affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, Bancorp or the Bank, as applicable, may indemnify officers and directors only if their respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith, (ii) determines after investigation that making indemnification payments would not affect Bancorp’s safety and soundness or the safety and soundness of the Bank, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse Bancorp or the Bank, as the case may be, for any indemnity payments which turn out to be impermissible.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the provisions described above, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. LIST OF EXHIBITS

Exhibit	Description
4.1	Specimen Common Stock Certificate of Jacksonville Bancorp, Inc. (incorporated herein by reference to Exhibit 4.0 to Jacksonville Bancorp, Inc.’s Registration Statement on Form SB-2, as effective with the SEC on September 30, 1998, Registration No. 333-64815).
4.2	Form of Capital Security Certificate of Jacksonville Bancorp, Inc. Statutory Trust III (incorporated herein by reference to Exhibit 4.1 to Jacksonville Bancorp, Inc.’s Current Report on Form 8-K, as filed with the SEC on July 31, 2008, File No. 000-30248).
4.3	Form of Common Security Certificate of Jacksonville Bancorp, Inc. Statutory Trust III (incorporated herein by reference to Exhibit 4.2 to Jacksonville Bancorp, Inc.’s Current Report on Form 8-K, as filed with the SEC on July 31, 2008, File No. 000-30248).
4.4	Form of Junior Subordinated Debt Security of Jacksonville Bancorp, Inc. (incorporated herein by reference to Exhibit 4.3 to Jacksonville Bancorp, Inc.’s Current Report on Form 8-K, as filed with the SEC on July 31, 2008, File No. 000-30248).
5.1*	Opinion of McGuireWoods LLP.
23.1*	Consent of Crowe Horwath LLP.
23.2*	Consent of McGuireWoods LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page to this registration statement).

*	Filed herewith.

ITEM 17. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) through (a)(1)(iii), above, do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b)	For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Jacksonville Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized in Jacksonville, Florida on December 14, 2010.

Jacksonville Bancorp, Inc.
By: /s/ Price W. Schwenck Price W. Schwenck Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below in so signing also hereby makes, constitutes and appoints Price W. Schwenck and Valerie A. Kendall, and each of them, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with all exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that each said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Price W. Schwenck Price W. Schwenck	Chief Executive Officer (principal executive officer) Director	December 14, 2010
/s/ Valerie A. Kendall Valerie A. Kendall	Chief Financial Officer and Executive Vice President (chief accounting and financial officer)	December 14, 2010
/s/ Donald F. Glisson, Jr Donald F. Glisson, Jr.	Director	December 14, 2010
/s/ James M. Healey James M. Healey	Director	December 14, 2010
/s/ R. C. Mills R. C. Mills	Director	December 14, 2010
/s/ Gilbert J. Pomar, III Gilbert J. Pomar, III	President Director	December 14, 2010
/s/ Donald E. Roller Donald E. Roller	Chairman of the Board of Directors	December 14, 2010
/s/ John W. Rose John W. Rose	Director	December 14, 2010
/s/ Charles F. Spencer Charles F. Spencer	Director	December 14, 2010
/s/ John Sullivan John Sullivan	Director	December 14, 2010
/s/ Gary L. Winfield, MD Gary L. Winfield, MD	Director	December 14, 2010

EXHIBIT INDEX

The exhibits filed as part of this registration statement are as follows:

Exhibit	Description
4.1	Specimen Common Stock Certificate of Jacksonville Bancorp, Inc. (incorporated herein by reference to Exhibit 4.0 to Jacksonville Bancorp, Inc.’s Registration Statement on Form SB-2, as effective with the SEC on September 30, 1998, Registration No. 333-64815).
4.2	Form of Capital Security Certificate of Jacksonville Bancorp, Inc. Statutory Trust III (incorporated herein by reference to Exhibit 4.1 to Jacksonville Bancorp, Inc.’s Current Report on Form 8-K, as filed with the SEC on July 31, 2008, File No. 000-30248).
4.3	Form of Common Security Certificate of Jacksonville Bancorp, Inc. Statutory Trust III (incorporated herein by reference to Exhibit 4.2 to Jacksonville Bancorp, Inc.’s Current Report on Form 8-K, as filed with the SEC on July 31, 2008, File No. 000-30248).
4.4	Form of Junior Subordinated Debt Security of Jacksonville Bancorp, Inc. (incorporated herein by reference to Exhibit 4.3 to Jacksonville Bancorp, Inc.’s Current Report on Form 8-K, as filed with the SEC on July 31, 2008, File No. 000-30248).
5.1*	Opinion of McGuireWoods LLP.
23.1*	Consent of Crowe Horwath LLP.
23.2*	Consent of McGuireWoods LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page to this registration statement).

*	Filed herewith.